EXHIBIT (a)(9)

TRUSTEE AUTHORIZATION OF CREATION OF NEW SHARE CLASS
OF THE TIAA-CREF FUNDS

In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Funds (the “Trust”), dated April 15, 1999, as amended, and the approval of the Trust’s Board of Trustees at its February 2009 meeting, the undersigned Trustees hereby authorize the creation of a new share class, designated as the Premier Class, for the following series of the Trust:

International Equity Fund	Short-Term Bond Fund

Growth & Income Fund	High-Yield Fund

Large-Cap Growth Fund	Inflation-Linked Bond Fund

Large-Cap Value Fund	Money Market Fund

Mid-Cap Growth Fund	Lifecycle Retirement Income Fund

Mid-Cap Value Fund	Lifecycle 2010 Fund

Small-Cap Equity Fund	Lifecycle 2015 Fund
Social Choice Equity Fund	Lifecycle 2020 Fund

Real Estate Securities Fund	Lifecycle 2025 Fund

International Equity Index Fund	Lifecycle 2030 Fund

Equity Index Fund	Lifecycle 2035 Fund
Bond Fund	Lifecycle 2040 Fund
Bond Plus Fund	Lifecycle 2045 Fund
Lifecycle 2050 Fund

          IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 10th day of February 2009.

/s/ Forrest Berkley	/s/ Nancy L. Jacob
Forrest Berkley	Nancy L. Jacob

/s/ Nancy A. Eckl	/s/ Bridget A. Macaskill
Nancy A. Eckl	Bridget A. Macaskill

/s/ Eugene Flood, Jr.	/s/ James M. Poterba
Eugene Flood, Jr.	James M. Poterba

/s/ Michael A. Forrester	/s/ Maceo K. Sloan
Michael A. Forrester	Maceo K. Sloan

/s/ Howell E. Jackson	/s/ Laura T. Starks
Howell E. Jackson	Laura T. Starks